Exhibit j(1)

CONSENT OF COUNSEL

AIM Combination Stock & Bond Funds

We hereby consent to the use of our name and to the reference to our firm under the caption “Other Service Providers – Legal Counsel” in the Statement of Additional Information for the retail classes of AIM Core Stock Fund and the retail and institutional classes of AIM Total Return Fund which are included in Post-Effective Amendment No. 27 to the Registration Statement under the Securities Act of 1933, as amended (No. 033-69904), and Amendment No. 28 to the Registration Statement under the Investment Company Act of 1940, as amended (No. 811-8066), on Form N-1A of AIM Combination Stock & Bond Funds.

/s/ Ballard Spahr Andrews & Ingersoll, LLP
Ballard Spahr Andrews & Ingersoll, LLP

Philadelphia, Pennsylvania

November 26, 2004